EXHIBIT 5.1

[LETTERHEAD OF COOLEY GODWARD LLP]

May 16, 2003

Hollis-Eden Pharmaceuticals, Inc.

4435 Eastgate Mall, Suite 400

San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Hollis-Eden Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), pursuant to which the Company is registering for resale under the Securities Act of 1933, as amended, 50,000 shares of the Company’s common stock, par value $.01 (the “Shares”), on behalf of a certain selling stockholder.

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company’s Certificate of Incorporation and Bylaws, as amended, and such other records, documents, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By:	/s/ JANE K. ADAMS
Jane K. Adams